Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
October 26, 2009	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Wireless and FiOS Growth Fuels

Continued Strong Cash Flow at Verizon in 3Q

Gains Reported in Customers and Revenues for Wireless, Fiber-Optic Services

3Q 2009 HIGHLIGHTS

Consolidated Earnings

•	41 cents in EPS and 60 cents in adjusted EPS (non-GAAP), compared with 3Q 2008 EPS of 59 cents and 66 cents, respectively.

•	$23.1 billion in cash flow from operations through the first nine months of 2009, up $3.2 billion, or 16.0 percent.

Wireless

•	89.0 million total customers, up 25.7 percent; 86.3 million retail customers, up 25.4 percent; 1.2 million net customer additions, excluding acquisitions and adjustments.

•

24.4 percent increase in total revenues compared with 3Q 2008; continued low retail postpaid churn, 1.13 percent; data revenues up 48.1 percent; 28.3 percent operating income margin and 46.1 percent EBITDA margin on service revenues (non-GAAP).

Wireline

•

198,000 net new FiOS Internet customers and 191,000 net new FiOS TV customers, with increased sales penetration for both services; 3.3 million total FiOS Internet customers and 2.7 million total FiOS TV customers.

•	12.6 percent increase in consumer ARPU.

Verizon News Release, page 2

NEW YORK — Verizon Communications Inc. (NYSE:VZ) generated strong and improved cash flow in the third quarter 2009, with continued revenue and customer growth in wireless and broadband markets.

Verizon today reported diluted earnings per share (EPS) of 41 cents in the third quarter, compared with 59 cents per share in the third quarter 2008. On an adjusted basis (non-GAAP), Verizon posted EPS of 60 cents in the third quarter 2009, compared with 66 cents in the third quarter 2008.

Verizon’s total operating revenues grew 10.2 percent to $27.3 billion, compared with the third quarter 2008. This includes revenues from Alltel Corporation, which Verizon acquired in January 2009. On a pro forma basis (consolidating the operating results of Verizon and the former Alltel as though the acquisition had occurred on Jan. 1, 2008), operating revenue growth was 0.6 percent.

Cash flow from operations totaled $23.1 billion for the first nine months of 2009, up 16.0 percent, or $3.2 billion, over the same period last year. Free cash flow (cash flow from operations minus capital expenditures) totaled $10.7 billion, up $3.3 billion over the same period last year. Verizon paid shareowners $3.9 billion in dividends during the first three quarters of 2009, and its Board of Directors approved a 3.3 percent quarterly dividend increase last month.

Long-Term Shareowner Value

“Verizon continues to generate strong cash flow, which we have used in building the foundation for sustainable, long-term shareowner value,” said Verizon Chairman and CEO Ivan Seidenberg. “Even through the worst of the recession, we have continued to raise our dividend

Verizon News Release, page 3

and to add new customers, expand markets and grow revenues based on the power and innovation of Verizon’s wireless, broadband and global networks.”

He added, “The Verizon network is now an engine for next-generation communications services that will create new short- and long-term opportunities for us. As the U.S. economic and employment picture improves, and as we accelerate reductions in our own cost structure, we are well-positioned to quickly and significantly improve our growth profile.”

Seidenberg also noted that a simplified organizational structure announced earlier this month will enable Verizon to achieve improved levels of productivity. The realignment has combined two former Wireline business groups, Verizon Telecom and Verizon Business, into one organization.

Wireless Delivers Industry-Leading Profitability, Strong Customer Growth

Verizon Wireless continued to lead the industry with the highest profit margins. In the third quarter 2009:

•	Wireless retail (non-wholesale) gross customer additions were up 15.0 percent over the prior year. On a pro forma basis, retail gross customer additions decreased by 8.3 percent.

•

Verizon Wireless had 89.0 million customers at the end of the quarter, an increase of 25.7 percent year over year, and 6.3 percent on a pro forma basis. Verizon Wireless is the largest wireless company in the U.S. in terms of total customers and revenues.

•

The company also has the most retail customers of any U.S. wireless provider and continued to grow its high-quality base, adding 1.0 million net retail customers in the quarter, excluding acquisitions and adjustments, for a total of 86.3 million retail customers.

Verizon News Release, page 4

•	Total churn and retail postpaid churn were 1.49 percent and 1.13 percent, respectively.

•

Revenues totaled $15.8 billion, up 24.4 percent year over year and up 4.9 percent on a pro forma basis. Service revenues were $13.5 billion, up 23.7 percent year over year and up 6.1 percent on a pro forma basis as demand continued to grow for data services. Data revenue grew to $4.1 billion, up 48.1 percent and up 28.9 percent on a pro forma basis.

•

Total service ARPU (average monthly service revenue per user) decreased 2.2 percent year over year and 0.8 percent on a pro forma basis to $51.04. Total data ARPU increased to $15.59, up 17.2 percent year over year and 20.7 percent on a pro forma basis.

•

Wireless operating income margin, adjusted for merger integration and acquisition costs, was 28.3 percent, up 1.0 percentage point year over year and up 1.4 percentage points pro forma. Adjusted on the same basis, EBITDA (earnings before interest, taxes, depreciation and amortization) margin on service revenues (non-GAAP) was 46.1 percent, an increase of 1.9 percentage points year over year and 1.3 percentage points on a pro forma basis.

Continued Growth in Consumer Broadband and Video

In addition to strong Wireless results, Verizon posted another quarter of gains in the number of customers using fiber-optic-based FiOS Internet and FiOS TV services. In consumer markets served by Verizon’s wireline network, increased revenues from broadband and video services helped produce overall revenue growth, as well as ARPU growth. In the third quarter:

•	Verizon added 198,000 net new FiOS Internet customers. The company served 3.3 million FiOS Internet customers by the end of the quarter, a 49.2 percent year-over-year increase.

Verizon News Release, page 5

•

FiOS Internet penetration (customers as a percentage of potential customers) increased to 28.5 percent by the end of the third quarter, with the product available for sale to 11.5 million premises. This compares with a 24.2 percent penetration at the end of the third quarter 2008.

•	Verizon also added 191,000 net new FiOS TV customers. The company served 2.7 million FiOS TV customers by the end of the quarter, a 67.7 percent year-over-year increase.

•

FiOS TV penetration increased to 24.9 percent by the end of the third quarter, with the product available for sale to 10.9 million premises. This compares with a 19.7 percent penetration at the end of the third quarter 2008.

•

Consumer broadband and video revenues in wireline mass markets (which include consumer and small-business customers) represented growth of 30.7 percent compared with the third quarter 2008. This increase contributed to 1.2 percent revenue growth in consumer markets served by Verizon’s wireline network.

•

Revenue growth from broadband and video services boosted consumer ARPU to $75.04 in the third quarter 2009, a 12.6 percent year-over-year increase. FiOS ARPU is more than $137, driven primarily by “triple-play” bundles of voice, Internet and TV services.

•

Worldwide sales of strategic business services — such as IP (Internet protocol), managed services, Ethernet and security solutions — generated $1.6 billion in revenue in the quarter, up 1.0 percent from the third quarter 2008.

Verizon News Release, page 6

Details of Earnings Adjustments

Adjusted earnings in the third quarter 2009 excluded 19 cents per share in special items: 13 cents for severance, pension and benefit charges in connection with pension settlements related to previously announced force reductions; 4 cents for merger integration and acquisition costs primarily in connection with the Alltel transaction; and 2 cents for costs related to the pending spinoff of non-strategic Wireline access lines. Third-quarter 2008 adjusted earnings excluded 7 cents per share in special items: 6 cents for severance, pension and benefit charges; and 1 cent for merger integration costs in connection with Verizon’s acquisition of MCI in 2006.

Additional Highlights

Wireless

•	At the end of the third quarter 2009, retail customers (postpaid and prepaid) represented nearly 97 percent of the company’s customer base.

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) decreased in the third quarter 2009 to $27.52, from $28.42 in the comparable period in 2008 on a pro forma basis.

•	In the third quarter, data revenues grew to 30.5 percent of all service revenues, up from 25.1 percent in the third quarter 2008 on a pro forma basis.

•

Verizon Wireless continued to extend the reach of its broadband network, the nation’s largest and most reliable 3G (third-generation) network. Verizon’s 3G network provides more coverage than any U.S. carrier and is available to approximately 284 million people.

•

Verizon Wireless marked a significant milestone in its LTE network deployment plans in August with the successful completion of the first LTE 4G (Long Term Evolution, fourth generation) test data calls over its 700 MHz spectrum in Boston and Seattle. The company also released updated specifications for wireless devices that will run on the LTE network. Verizon Wireless plans to offer commercial LTE-based service in the U.S. in 2010 in up to 30 markets.

•

Verizon Wireless and Google have announced a strategic partnership that will leverage the Verizon Wireless network and the best of the Android open platform to deliver leading-edge mobile applications, services and devices. As a result of this agreement, consumers will have access to an array of products that combine the speed of the nation’s largest and most reliable 3G network with the flexibility of the Android mobile platform. Verizon Wireless expects to launch two Android-based devices before the end of the year.

Verizon News Release, page 7

•

The company continued to roll out new devices, including the HTC Touch Pro2, a 3G global smartphone; the Samsung Rogue, with a full-touch display, QWERTY keyboard and one-touch access to popular social networking widgets; and the Nokia 7705 Twist, featuring a unique, swivel-open square shape.

•

During the third quarter, Verizon Wireless customers sent or received more than 153 billion text messages. Customers also sent more than 2.8 billion picture/video messages and completed nearly 38 million music and video downloads.

Wireline

•

Third-quarter operating revenues in the Wireline segment were $11.6 billion, a decline of 4.8 percent compared with the third quarter 2008. This is an improvement of 0.4 percentage points compared with the year-over-year revenue declines reported in the second quarter 2009.

•

Broadband connections totaled 9.2 million at the end of the third quarter, an 8.5 percent year-over-year increase. This is a net increase of 63,000 from the second quarter 2009, as the increase in FiOS Internet connections more than offset a decrease in DSL-based High Speed Internet connections.

•

Over the past year, Verizon has added 1.1 million FiOS TV customers and expanded the availability of FiOS triple-play bundles. Of the approximately 32 million total households in areas covered by Verizon’s wireline network, FiOS triple-play bundles were available to 10.9 million premises at the end of the third quarter 2009, compared with 8.2 million premises at the end of the third quarter 2008.

•

As of the end of the quarter, the FiOS network passed 14.5 million premises, or approximately more than 45 percent of total households in areas covered by Verizon’s wireline network. This is on track to the end-of-year target of 15 million.

•

For global and other large-business customers, Verizon unveiled a suite of managed solutions to help enterprises manage mobile devices, usage plans and applications across multiple carriers globally, along with new IT consulting services to support enterprise-wide mobility programs. The company also rolled out a next-generation managed security services platform for enterprises and a program to prevent hacker attacks on business applications.

•

Continuing to widen and deepen its global scope and capabilities, Verizon extended availability of its on-demand, “cloud-based” Computing as a Service (CaaS) solution to the company’s Amsterdam data center. It also rolled out both its Managed Services portfolio and Remote IP Application Management service in India.

•

New agreements with multinational customers included ING, Manulife, NYSE Euronext and Sandvik. Verizon also signed new contracts with several U.S. government agencies, including the U.S. Citizenship and Immigration Service.

Verizon News Release, page 8

NOTE: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Reclassifications of prior-period amounts have been made in accordance with the adoption of the accounting standard on noncontrolling interests in consolidated financial statements and, where appropriate, to reflect comparable operating results for the spinoff of the Wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Unless stated otherwise, segment results shown are adjusted for special items.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 89 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 230,000 and last year generated consolidated revenues of more than $97 billion. For more information, visit www.verizon.com.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	% Change	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08	% Change

Operating Revenues	$27,265	$24,752	10.2	$80,717	$72,709	11.0

Operating Expenses
Cost of services and sales	10,996	10,048	9.4	31,785	29,031	9.5
Selling, general & administrative expense	8,111	6,879	17.9	23,543	19,808	18.9
Depreciation and amortization expense	4,172	3,652	14.2	12,291	10,818	13.6

Total Operating Expenses	23,279	20,579	13.1	67,619	59,657	13.3

Operating Income	3,986	4,173	(4.5)	13,098	13,052	0.4
Equity in earnings of unconsolidated businesses	166	211	(21.3)	422	458	(7.9)
Other income and (expense), net	13	105	(87.6)	77	220	(65.0)
Interest expense	(704)	(440)	60.0	(2,416)	(1,302)	85.6

Income Before Provision for Income Taxes	3,461	4,049	(14.5)	11,181	12,428	(10.0)
Provision for income taxes	(574)	(850)	(32.5)	(1,924)	(2,776)	(30.7)

Net income	$2,887	$3,199	(9.8)	$9,257	$9,652	(4.1)

Net income attributable to noncontrolling interest	1,711	1,530	11.8	4,953	4,459	11.1
Net income attributable to Verizon	1,176	1,669	(29.5)	4,304	5,193	(17.1)

Net Income	$2,887	$3,199	(9.8)	$9,257	$9,652	(4.1)

Basic Earnings per Common Share
Net income attributable to Verizon	$.41	$.59	(30.5)	$1.51	$1.82	(17.0)

Weighted average number of common shares (in millions)	2,841	2,844		2,841	2,852

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.41	$.59	(30.5)	$1.51	$1.82	(17.0)

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,845		2,841	2,854

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	% Change	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08	% Change

Operating Revenues (1)
Domestic Wireless	$15,797	$12,699	24.4	$46,399	$36,486	27.2
Wireline	11,569	12,158	(4.8)	34,624	36,297	(4.6)
Other	(101)	(105)	(3.8)	(306)	(332)	(7.8)

Total Operating Revenues	27,265	24,752	10.2	80,717	72,451	11.4

Operating Expenses (1)
Cost of services and sales	10,914	10,043	8.7	31,618	28,896	9.4
Selling, general & administrative expense	7,340	6,569	11.7	22,150	19,306	14.7
Depreciation and amortization expense	4,076	3,652	11.6	12,059	10,758	12.1

Total Operating Expenses	22,330	20,264	10.2	65,827	58,960	11.6

Operating Income	4,935	4,488	10.0	14,890	13,491	10.4
Operating income impact of divested operations (1)	—	—	—	—	44	(100.0)
Equity in earnings of unconsolidated businesses	166	211	(21.3)	422	458	(7.9)
Other income and (expense), net	13	105	(87.6)	79	220	(64.1)
Interest expense	(704)	(440)	60.0	(2,161)	(1,302)	66.0

Income Before Provision for Income Taxes	4,410	4,364	1.1	13,230	12,911	2.5
Provision for income taxes	(833)	(969)	(14.0)	(2,655)	(2,942)	(9.8)

Net Income Before Special Items	$3,577	$3,395	5.4	$10,575	$9,969	6.1

Net income attributable to noncontrolling interest	1,885	1,530	23.2	5,296	4,459	18.8
Net income attributable to Verizon	1,692	1,865	(9.3)	5,279	5,510	(4.2)

Net Income Before Special Items	$3,577	$3,395	5.4	$10,575	$9,969	6.1

Basic Adjusted Earnings per Common Share
Net income attributable to Verizon	$.60	$.66	(9.1)	$1.86	$1.93	(3.6)

Weighted average number of common shares (in millions)	2,841	2,844		2,841	2,852

Diluted Adjusted Earnings per Common Share (2)
Net income attributable to Verizon	$.60	$.66	(9.1)	$1.86	$1.93	(3.6)

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,845		2,841	2,854

Footnotes:

(1)     Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Reclassifications were determined using specific information where available and allocations where data is not maintained on a state-specific basis within the Company’s books and records as follows:

Revenues	$—	$—		$—	$258
Expenses	$—	$—		$—	$214

(2) Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 9/30/09 Reported (GAAP)	Merger Integration and Acquisition Costs	Severance, Pension and Benefit Charges	Access Line Spin-Off Related Charges	3 Mos. Ended 9/30/09 Before Special Items

Operating Revenues	$27,265	$—	$—	$—	$27,265

Operating Expenses
Cost of services and sales	10,996	(79)	—	(3)	10,914
Selling, general & administrative expense	8,111	(102)	(610)	(59)	7,340
Depreciation and amortization expense	4,172	(96)	—	—	4,076

Total Operating Expenses	23,279	(277)	(610)	(62)	22,330

Operating Income	3,986	277	610	62	4,935
Equity in earnings of unconsolidated businesses	166	—	—	—	166
Other income and (expense), net	13	—	—	—	13
Interest expense	(704)	—	—	—	(704)

Income Before Provision for Income Taxes	3,461	277	610	62	4,410
Provision for income taxes	(574)	—	(238)	(21)	(833)

Net income	$2,887	$277	$372	$41	$3,577

Net income attributable to noncontrolling interest	1,711	174	—	—	1,885
Net income attributable to Verizon	1,176	103	372	41	1,692

Net income	$2,887	$277	$372	$41	$3,577

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.41	$.04	$.13	$.02	$.60

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.41	$.04	$.13	$.02	$.60

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 9/30/08 Reported (GAAP)	Merger Integration Costs	Severance, Pension and Benefit Charges	3 Mos. Ended 9/30/08 Before Special Items

Operating Revenues	$24,752	$—	$—	$24,752

Operating Expenses
Cost of services and sales	10,048	(5)	—	10,043
Selling, general & administrative expense	6,879	(45)	(265)	6,569
Depreciation and amortization expense	3,652	—	—	3,652

Total Operating Expenses	20,579	(50)	(265)	20,264

Operating Income	4,173	50	265	4,488
Equity in earnings of unconsolidated businesses	211	—	—	211
Other income and (expense), net	105	—	—	105
Interest expense	(440)	—	—	(440)

Income Before Provision for Income Taxes	4,049	50	265	4,364
Provision for income taxes	(850)	(18)	(101)	(969)

Net income	$3,199	$32	$164	$3,395

Net income attributable to noncontrolling interest	1,530	—	—	1,530
Net income attributable to Verizon	1,669	32	164	1,865

Net income	$3,199	$32	$164	$3,395

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.59	$.01	$.06	$.66

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.59	$.01	$.06	$.66

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/09 Reported (GAAP)	Merger Integration and Acquisition Costs	Severance, Pension and Benefit Charges	Access Line Spin-Off Related Charges	9 Mos. Ended 9/30/09 Before Special Items

Operating Revenues	$80,717	$—	$—	$—	$80,717

Operating Expenses
Cost of services and sales	31,785	(164)	—	(3)	31,618
Selling, general & administrative expense	23,543	(308)	(1,026)	(59)	22,150
Depreciation and amortization expense	12,291	(232)	—	—	12,059

Total Operating Expenses	67,619	(704)	(1,026)	(62)	65,827

Operating Income	13,098	704	1,026	62	14,890
Equity in earnings of unconsolidated businesses	422	—	—	—	422
Other income and (expense), net	77	2	—	—	79
Interest expense	(2,416)	255	—	—	(2,161)

Income Before Provision for Income Taxes	11,181	961	1,026	62	13,230
Provision for income taxes	(1,924)	(309)	(401)	(21)	(2,655)

Net income	$9,257	$652	$625	$41	$10,575

Net income attributable to noncontrolling interest	4,953	343	—	—	5,296
Net income attributable to Verizon	4,304	309	625	41	5,279

Net income	$9,257	$652	$625	$41	$10,575

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$1.51	$.11	$.22	$.02	$1.86

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.51	$.11	$.22	$.02	$1.86

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	9 Mos. Ended 9/30/08 Reported (GAAP)	Merger Integration Costs	Access Line Spin-Off Related Charges	Impact of Divested Operations	Severance, Pension and Benefit Charges	9 Mos. Ended 9/30/08 Before Special Items

Operating Revenues	$72,709	$—	$—	$(258)	$—	$72,451

Operating Expenses
Cost of services and sales	29,031	(18)	(16)	(101)	—	28,896
Selling, general & administrative expense	19,808	(97)	(87)	(53)	(265)	19,306
Depreciation and amortization expense	10,818	—	—	(60)	—	10,758

Total Operating Expenses	59,657	(115)	(103)	(214)	(265)	58,960

Operating Income	13,052	115	103	(44)	265	13,491
Operating income impact of divested operations	—	—	—	44	—	44
Equity in earnings of unconsolidated businesses	458	—	—	—	—	458
Other income and (expense), net	220	—	—	—	—	220
Interest expense	(1,302)	—	—	—	—	(1,302)

Income Before Provision for Income Taxes	12,428	115	103	—	265	12,911
Provision for income taxes	(2,776)	(43)	(22)	—	(101)	(2,942)

Net income	$9,652	$72	$81	$—	$164	$9,969

Net income attributable to noncontrolling interest	4,459	—	—	—	—	4,459
Net income attributable to Verizon	5,193	72	81	—	164	5,510

Net income	$9,652	$72	$81	$—	$164	$9,969

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$1.82	$.02	$.03	$—	$.06	$1.93

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.82	$.02	$.03	$—	$.06	$1.93

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited			9/30/09	9/30/08

Debt to debt and Verizon’s equity ratio-end of period (1)			59.3%	46.8%

Book value per common share (1)			$15.20	$17.95

Common shares outstanding (in millions)
End of period			2,841	2,840

Total employees			230,340	228,315

Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08

Capital expenditures (including capitalized software)
Domestic Wireless	$1,800	$1,473	$5,134	$4,723
Wireline	2,273	2,483	6,614	7,318
Other	283	222	702	534

Total	$4,356	$4,178	$12,450	$12,575

Cash dividends declared per common share	$0.475	$0.460	$1.395	$1.320

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/09	12/31/08	$ Change

Assets
Current assets
Cash and cash equivalents	$1,216	$9,782	$(8,566)
Short-term investments	474	509	(35)
Accounts receivable, net	12,489	11,703	786
Inventories	2,554	2,092	462
Prepaid expenses and other	5,290	1,989	3,301

Total current assets	22,023	26,075	(4,052)

Plant, property and equipment	226,470	215,605	10,865
Less accumulated depreciation	135,636	129,059	6,577

	90,834	86,546	4,288

Investments in unconsolidated businesses	3,808	3,393	415
Wireless licenses	71,899	61,974	9,925
Goodwill	22,190	6,035	16,155
Other intangible assets, net	6,948	5,199	1,749
Other investments	—	4,781	(4,781)
Other assets	8,702	8,349	353

Total Assets	$226,404	$202,352	$24,052

Liabilities and Equity
Current liabilities
Debt maturing within one year	$5,443	$4,993	$450
Accounts payable and accrued liabilities	14,643	13,814	829
Other	7,219	7,099	120

Total current liabilities	27,305	25,906	1,399

Long-term debt	57,374	46,959	10,415
Employee benefit obligations	31,881	32,512	(631)
Deferred income taxes	18,652	11,769	6,883
Other liabilities	6,610	6,301	309

Equity
Common stock	297	297	—
Contributed capital	40,100	40,291	(191)
Reinvested earnings	19,591	19,250	341
Accumulated other comprehensive loss	(12,058)	(13,372)	1,314
Common stock in treasury, at cost	(4,834)	(4,839)	5
Deferred compensation - employee stock ownership plans and other	90	79	11
Noncontrolling interest	41,396	37,199	4,197

Total equity	84,582	78,905	5,677

Total Liabilities and Equity	$226,404	$202,352	$24,052

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08	$ Change

Cash Flows From Operating Activities
Net income	$9,257	$9,652	$(395)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,291	10,818	1,473
Employee retirement benefits	2,533	1,232	1,301
Deferred income taxes	2,672	2,240	432
Provision for uncollectible accounts	917	724	193
Equity in earnings of unconsolidated businesses, net of dividends received	21	303	(282)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,337)	(2,458)	121
Other, net	(2,236)	(2,577)	341

Net cash provided by operating activities	23,118	19,934	3,184

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(12,450)	(12,575)	125
Acquisitions of licenses, investments and businesses, net of cash acquired	(5,627)	(15,978)	10,351
Net change in short-term investments	78	1,238	(1,160)
Other, net	51	(567)	618

Net cash used in investing activities	(17,948)	(27,882)	9,934

Cash Flows From Financing Activities
Proceeds from long-term borrowings	12,040	12,552	(512)
Repayments of long-term borrowings and capital lease obligations	(18,966)	(3,398)	(15,568)
Increase (decrease) in short-term obligations, excluding current maturities	(1,454)	4,132	(5,586)
Dividends paid	(3,920)	(3,687)	(233)
Proceeds from sale of common stock	—	16	(16)
Purchase of common stock for treasury	—	(1,369)	1,369
Other, net	(1,436)	(755)	(681)

Net cash provided by (used in) financing activities	(13,736)	7,491	(21,227)

Decrease in cash and cash equivalents	(8,566)	(457)	(8,109)
Cash and cash equivalents, beginning of period	9,782	1,153	8,629

Cash and cash equivalents, end of period	$1,216	$696	$520

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	% Change	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08	% Change

Revenues
Service revenues	$13,525	$10,935	23.7	$39,949	$31,572	26.5
Equipment and other	2,272	1,764	28.8	6,450	4,914	31.3

Total Revenues	15,797	12,699	24.4	46,399	36,486	27.2

Operating Expenses
Cost of services and sales	5,025	4,178	20.3	14,510	11,507	26.1
Selling, general & administrative expense	4,540	3,689	23.1	13,451	10,806	24.5
Depreciation and amortization expense	1,758	1,366	28.7	5,234	3,989	31.2

Total Operating Expenses	11,323	9,233	22.6	33,195	26,302	26.2

Operating Income	$4,474	$3,466	29.1	$13,204	$10,184	29.7
Operating Income Margin	28.3%	27.3%		28.5%	27.9%

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

(numbers in thousands)

Unaudited				9/30/09	9/30/08	% Change

Total Customers				89,013	70,808	25.7
Retail Customers				86,291	68,807	25.4

Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	% Change	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08	% Change

Total Customer net adds in period (1)	1,319	2,127	(38.0)	16,957	5,101	*
Retail Customer net adds in period (2)	1,051	2,127	(50.6)	16,270	5,072	*
Total churn rate	1.49%	1.33%		1.44%	1.21%
Retail churn rate	1.49%	1.32%		1.44%	1.20%

Footnotes:

(1)	Includes acquisitions and adjustments of 46 and 646 customers in the second and third quarter of 2008, respectively; and 13,219, 1, and 79 customers in the first, second and third quarter of 2009, respectively.

(2)	Includes acquisitions and adjustments of 46 and 627 customers in the second and third quarter of 2008, respectively; and 12,813, 1, and 81 customers in the first, second and third quarter of 2009, respectively.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision maker excludes these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	% Change	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08	% Change

Wireline Operating Revenues
Mass Markets	$4,947	$4,991	(0.9)	$14,830	$14,830	—
Global Enterprise	3,797	4,010	(5.3)	11,244	11,858	(5.2)
Global Wholesale	2,426	2,595	(6.5)	7,224	7,832	(7.8)
Other	399	562	(29.0)	1,326	1,777	(25.4)

Total Operating Revenues	11,569	12,158	(4.8)	34,624	36,297	(4.6)

Operating Expenses
Cost of services and sales	6,208	6,155	0.9	18,050	18,233	(1.0)
Selling, general & administrative expense	2,615	2,689	(2.8)	8,107	8,193	(1.0)
Depreciation and amortization expense	2,302	2,268	1.5	6,777	6,722	0.8

Total Operating Expenses	11,125	11,112	0.1	32,934	33,148	(0.6)

Operating Income	$444	$1,046	(57.6)	$1,690	$3,149	(46.3)
Operating Income Margin	3.8%	8.6%		4.9%	8.7%

Verizon Communications Inc.

Wireline – Selected Operating Statistics

(numbers in thousands)

Unaudited	9/30/09	9/30/08	% Change

Switched access lines in service
Total Residence (includes Primary residence)	18,960	21,626	(12.3)
Primary residence	16,692	18,543	(10.0)

Business	14,213	15,192	(6.4)
Public	196	254	(22.8)

Total	33,369	37,072	(10.0)

Broadband connections	9,174	8,459	8.5
FiOS Internet Subscribers	3,280	2,199	49.2
FiOS TV Subscribers	2,708	1,615	67.7

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision maker excludes these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations – Free Cash Flow

	(dollars in millions)

Unaudited	9 Mos. Ended 9/30/09	9 Mos. Ended 9/30/08

Verizon Free Cash Flow

Net cash provided by operating activities	$23,118	$19,934
Less: Capital expenditures	12,450	12,575

Free Cash Flow	$10,668	$7,359

Other Reconciliations – Verizon Wireless
	(dollars in millions)

			Pro Forma
Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/08 (1)

Segment operating income:
Verizon Wireless	$4,474	$3,466	$4,051
Wireline	444	1,046	1,046

Total segments	4,918	4,512	5,097
Corporate and other	17	(24)	(24)

Consolidated operating income	$4,935	$4,488	$5,073

Verizon Wireless EBITDA
Operating income	$4,474	$3,466	$4,051
Add: depreciation and amortization expense	1,758	1,366	1,655

Verizon Wireless EBITDA	$6,232	$4,832	$5,706

Verizon Wireless total revenues	$15,797	$12,699	$15,066

Verizon Wireless service revenues	$13,525	$10,935	$12,750

Verizon Wireless operating income margin	28.3%	27.3%	26.9%

Verizon Wireless EBITDA service revenues margin	46.1%	44.2%	44.8%

(dollars in millions, except Cash Expense per Customer)

			Pro Forma
Unaudited	3 Mos. Ended 9/30/09	3 Mos. Ended 9/30/08	3 Mos. Ended 9/30/08 (1)

Verizon Wireless Cash Expense Per Customer
Domestic Wireless cost of services and sales	$5,025	$4,178	$4,832
Domestic Wireless selling, general & administrative expense	4,540	3,689	4,528
Less: equipment and other revenue	2,272	1,764	2,316

Cash expense	$7,293	$6,103	$7,044

Cumulative average customers (millions)	264.99	209.55	247.82

Cash expense per customer	$27.52	$29.12	$28.42

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon Wireless and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon Wireless and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon Wireless’ classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations –

Combined Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon (1)	Adjustments (2)	Combined

Operating Revenues	$97,096	$9,156	$106,252

Operating Expenses
Cost of services and sales	$38,801	$2,497	$41,298
Selling, general & administrative expense	25,723	3,210	28,933
Depreciation and amortization expense	14,505	1,155	15,660

Total Operating Expenses	79,029	6,862	85,891

Operating Income	$18,067	$2,294	$20,361

For the Year Ended December 31, 2008 by Quarter

(dollars in millions)

	2008 (2)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Operating Revenues	$25,752	$26,366	$27,099	$27,035	$106,252

Y/Y % Change	6.1	5.3	5.8	5.2	5.6

Operating Expenses
Cost of services and sales	$10,006	$10,068	$10,676	$10,548	$41,298
Selling, general & administrative expense	6,992	7,265	7,409	7,267	28,933
Depreciation and amortization expense	3,811	3,872	3,941	4,036	15,660

Total Operating Expenses	20,809	21,205	22,026	21,851	85,891

Operating Income	$4,943	$5,161	$5,073	$5,184	$20,361
Y/Y % Change	15.8	12.1	6.8	10.5	11.2

(1)	Selected financial results before special items. For a reconciliation of reported results to results before special items, see the corresponding Consolidated Statements of Income - Reconciliation for the period noted accompanying this material.

(2)	The unaudited pro forma information contains the actual combined operating results of Verizon and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon’s classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations –

Wireless Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon Wireless	Adjustments (1)	Combined

Revenues
Service revenues	$42,635	$7,082	$49,717
Equipment and other	6,697	2,158	8,855

Total Revenues	49,332	9,240	58,572

Operating Expenses
Cost of services and sales	$15,660	$2,581	$18,241
Selling, general & administrative expense	14,273	3,210	17,483
Depreciation and amortization expense	5,405	1,155	6,560

Total Operating Expenses	35,338	6,946	42,284

Operating Income	$13,994	$2,294	$16,288

For the Year Ended December 31, 2008 by Quarter

(dollars in millions)

	2008 (1)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Revenues
Service revenues	$11,828	$12,242	$12,750	$12,897	$49,717
Equipment and other	2,043	2,140	2,316	2,356	8,855

Total Revenues	13,871	14,382	15,066	15,253	58,572

Y/Y % Change	12.9	11.4	12.1	12.3	12.2

Operating Expenses
Cost of services and sales	$4,221	$4,375	$4,832	$4,813	$18,241
Selling, general & administrative expense	4,284	4,354	4,528	4,317	17,483
Depreciation and amortization expense	1,588	1,612	1,655	1,705	6,560

Total Operating Expenses	10,093	10,341	11,015	10,835	42,284

Operating Income	$3,778	$4,041	$4,051	$4,418	$16,288
Y/Y % Change	20.3	16.1	14.3	29.9	20.1

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon Wireless and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon Wireless and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon Wireless’ classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.